Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of CervoMed Inc. of our report dated March 17, 2025, relating to the consolidated financial statements of CervoMed Inc. and its subsidiaries, appearing in the Annual Report on Form 10-K of CervoMed Inc. for the year ended December 31, 2024, which is incorporated by reference in this Registration Statement on Form S-8 of CervoMed Inc.

/s/ RSM US LLP

Boston, Massachusetts

November 7, 2025